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                                  EXHIBIT 8.2

                          TAX OPINION OF NORTON ROSE

                          (ON NORTON ROSE LETTERHEAD)

4 February 1998

The Directors of SunGard Data Systems Inc.
1285 Drummers Lane
Wayne
Pennsylvania 19087
USA

Dear Sirs

Rolfe & Nolan Plc ("Rolfe & Nolan")

  You have requested our opinion with respect to certain United Kingdom tax consequences for the shareholders of Rolfe & Nolan in connection with an offer by BVA Associates Limited, on behalf of SunGard Data Systems Inc. ("SunGard"), for the whole of the issued share capital of Rolfe & Nolan ("the Offer").

  Our opinion is based upon facts described in the Registration Statement on Form S-4 ("the Registration Statement"), to be filed with the United States Securities and Exchange Commission, and upon facts represented to us or determined by us as of this date. Our opinion is also based upon existing United Kingdom law, practice and judicial and administrative precedent, all of which are subject to change either prospectively or retroactively.

  Based upon the foregoing, it is our opinion that paragraph 12 of the letter from BVA Associates Limited to shareholders of Rolfe & Nolan, included in the Registration Statement, is a summary of current United Kingdom tax consequences for those shareholders of Rolfe & Nolan to whom that summary relates.

  We have assumed that the application for clearance under section 138 Taxation of Chargeable Gains Act 1992, to which reference is made in paragraph 12 under the heading, '"UK Taxation"--"Taxation of capital gains", will be sent to the Inland Revenue prior to posting of the Offer Document to shareholders of Rolfe & Nolan and certain others, and that it will be sent by, or on behalf of, SunGard in the form of the latest draft prior to the date of this letter.

  We hereby consent to the use of this Opinion as an exhibit to the Registration Statement to be filed by SunGard with the Securities and Exchange Commission, and to the use of our name in the Registration Statement.

Yours faithfully

/s/ Norton Rose
Norton Rose